This Amended and Restated Pricing Supplement No. 2021-USNCH9093 is being filed to revise the payment date table.

Pricing Supplement No. 2021—USNCH9093 to Product Supplement No. EA-04-09 dated May 11, 2021,

Prospectus Supplement and Prospectus each dated May 11, 2021

Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-255302 and 333-255302-03

Dated September 16, 2021

Citigroup Global Markets Holdings Inc. $4,000,000 Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing of Shares of the iShares® S&P 500 Value ETF and Shares of the iShares® Russell 2000 Value ETF Due September 19, 2024

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of shares of the iShares® S&P 500 Value ETF and shares of the iShares® Russell 2000 Value ETF (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the least performing underlying on the related quarterly valuation date is greater than or equal to its coupon barrier. If the closing price of the least performing underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately six months after issuance, if the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying price, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying price of the least performing underlying on the final valuation date. If the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment). However, if the notes have not been automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. On each valuation date, the least performing underlying is the underlying with the lowest underlying return from the trade date to that valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. The stated payout on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlying. You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlying. You will not receive dividends or other distributions paid on the underlyings or participate in any appreciation of either underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features	Key Dates

❑ Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.

❑  Automatic Call — Beginning approximately six months after issuance, we will automatically call the notes and pay you the stated principal amount per note plus a final contingent coupon payment if the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying price. If the notes are not automatically called, investors may have full downside market exposure to the least performing underlying at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment). However, if the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	September 16, 2021
Settlement date	September 21, 2021
Valuation dates[1]	Quarterly, beginning on December 16, 2021 (See page PS-6)
Final valuation date[1]	September 16, 2024
Maturity date	September 19, 2024
[1] See page PS-6 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of shares of the iShares® S&P 500 Value ETF and shares of the iShares® Russell 2000 Value ETF. Any payment on the notes will be based on the performance of the least performing underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Contingent Coupon Rate	Initial Underlying Prices	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
Shares of the iShares® S&P 500 Value ETF (Ticker: IVE) (an “ETF”)	7.00% per annum	$149.16	$107.40, which is 72% of the applicable initial underlying price	$107.40, which is 72% of the applicable initial underlying price	17329L648 / US17329L6487
Shares of the iShares® Russell 2000 Value ETF (Ticker: IWN) (an “ETF”)		$160.44	$115.52, which is 72% of the applicable initial underlying price	$115.52, which is 72% of the applicable initial underlying price

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.15	$9.85
Total	$4,000,000.00	$60,000.00	$3,940,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.685 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.15 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.85 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.85 per note. UBS will receive an underwriting discount of $0.15 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Concurrent with this offering of the notes, the issuer is offering other notes that are similar to the notes but that have economic terms that differ from those provided by the notes. The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the notes and such other notes.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 11, 2021 on the SEC website):

♦	Product Supplement No. EA-04-09 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007044/dp150747_424b2-coba0409.htm

♦	Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of Shares of the iShares® S&P 500 Value ETF and Shares of the iShares® Russell 2000 Value ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “Shares of the iShares® S&P 500 Value ETF” beginning on page PS-16 of this pricing supplement, “Shares of the iShares® Russell 2000 Value ETF“ beginning on page PS-18 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the closing price of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, and, if the closing price of either underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the closing price of each underlying will be greater than or equal to its downside threshold on the final valuation date, and, if the closing price of either underlying is below its downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦	You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlying.

♦	You are willing to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the closing price of the least performing underlying is greater than or equal to its respective initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You do not believe the closing price of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the closing price of either underlying will be less than its respective downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦	You are unwilling to accept that your return will be based on the performance of the least performing underlying, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the closing price of the least performing underlying is greater than or equal to its respective initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦	You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately three years, unless earlier automatically called
Trade date	September 16, 2021
Settlement date	September 21, 2021. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	September 16, 2024
Maturity date	September 19, 2024
Underlyings1	Shares of the iShares® S&P 500 Value ETF (Ticker: IVE) Shares of the iShares® Russell 2000 Value ETF (Ticker: IWN)
Automatic call feature

The notes will be automatically called if the closing price of the least performing underlying on any valuation date occurring on or after March 16, 2022 is greater than or equal to its initial underlying price.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing price of the least performing underlying on a quarterly valuation date is below its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.175 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 7.00%) and will be payable with respect to each valuation date on which the closing price of the least performing underlying on that valuation date is greater than or equal to its coupon barrier.

Contingent coupon payments on the notes

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing price of least performing underlying on that valuation date is less than its coupon barrier.
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	On each valuation date, including the final valuation date, the underlying with the lowest underlying return as of that valuation date.
Underlying return	For either underlying on any valuation date, calculated as follows: current underlying price – initial underlying price initial underlying price
Downside threshold	For either underlying, 72.00% of the applicable initial underlying price, as specified on the cover page of this pricing supplement.
Coupon barrier	For either underlying, 72.00% of the applicable initial underlying price, as specified on the cover page of this pricing supplement.
Initial underlying price	For either underlying, its closing price on the trade date, as specified on the cover page of this pricing supplement.
Current underlying price	For either underlying and any valuation date, the closing price of that underlying on that valuation date.
Final underlying price	For either underlying, its closing price on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The closing price of each underlying (its respective initial underlying price) is observed, the contingent coupon rate is set and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (autocallable after six months)

If the closing price of the least performing underlying on any quarterly valuation date is greater than or equal to its coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing price of the least performing underlying on any quarterly valuation date is below its coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing price of the least performing underlying on any valuation date (beginning six months after issuance) is greater than or equal to its initial underlying price.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the applicable contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying price of each underlying is observed on the final valuation date.

If the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
December 16, 2021*	December 21, 2021
March 16, 2022	March 21, 2022
June 16, 2022	June 22, 2022
September 16, 2022	September 21, 2022
December 16, 2022	December 21, 2022
March 16, 2023	March 21, 2023
June 16, 2023	June 22, 2023
September 18, 2023	September 21, 2023
December 18, 2023	December 21, 2023
March 18, 2024	March 21, 2024
June 17, 2024	June 21, 2024
September 16, 2024	September 19, 2024
*The notes are NOT automatically callable until the second valuation date, which is March 16, 2022.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning six months after issuance) and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price of the least performing underlying is less than its initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing price of the least performing underlying on the related valuation date is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing price of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. If the closing price of the least performing underlying on any valuation date is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the least performing underlying is below its coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	The notes are subject to the risks of both of the underlyings and will be negatively affected if either of the underlyings performs poorly, even if the other underlying performs well — You are subject to risks associated with both of the underlyings. If either of the underlyings performs poorly, you will be negatively affected, even if the other underlying performs well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying on each valuation date. Furthermore, the risk that you will not receive the contingent coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that an underlying will be below its coupon barrier or downside threshold on a valuation date or the final valuation date, as applicable, and therefore it is more likely that you will not receive any contingent coupon and that, at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlying — The return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlying. The notes may underperform a similar investment in both of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlying that is not the least performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The iShares® S&P 500 Value ETF seeks to provide investment results that, before expenses, generally correspond to the performance of the S&P 500® Value Index and the iShares® Russell 2000 Value ETF seeks to track an index of small capitalization stocks in the United States. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing price of the least performing underlying will be less than the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes,

(ii) the closing price of the least performing underlying will be less than the applicable initial underlying price on each valuation date (beginning six months after issuance), such that the notes are not automatically called and (iii) the closing price of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the price of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks held by the underlyings.

♦	The performance of the notes will depend on the closing prices of the underlyings solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlyings — Whether the contingent coupon will be paid for any given quarter will depend on the closing prices of the underlyings solely on the applicable quarterly valuation dates, regardless of the closing prices of the underlyings on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing price of the least performing underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing prices of the underlyings on a limited number of dates, the notes will be particularly sensitive to volatility in the closing prices of the underlyings. You should understand that both of the underlyings have historically been highly volatile.

♦	Investing in the notes is not equivalent to investing in either underlying or the stocks held by either underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares or any of the stocks held by the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the prices used will not reflect the receipt or reinvestment of dividends or distributions on either of the underlyings or the stocks held by either of the underlyings. Dividend or distribution yield on the underlyings or the stocks held by the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the underlyings or the stocks held by the underlyings, but will not be reflected in the performance of either of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the prices of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning six months after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing price of the least performing underlying on that valuation date is greater than or equal to its respective initial underlying price. Thus, the term of the notes may be limited to as short as six months. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the prices of the underlyings and the shorter time remaining for the prices of underlyings to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below the coupon barrier on any valuation date or the downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the price of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that one or the other of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, quarterly valuation dates and/or below its respective downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that one or the other of the underlyings will fall below its respective coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that one or the other of the underlyings will fall below its respective downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, the dividend yields on the underlyings and the stocks held by the issuers of the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks held by the issuers of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, currency exchange rates, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The shares of the iShares® Russell 2000 Value ETF are subject to risks associated with small capitalization stocks — The stocks that constitute the index underlying the iShares® Russell 2000 Value ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	The investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful — The iShares® Russell 2000 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted performance of the stocks included in the Russell 2000® Index that are determined by the sponsor of the Russell 2000® Value Index to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The basic principle of a value investment strategy is to invest in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of such stocks will increase over time as the market recognizes and reflects those stocks’ “fair” market value. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. In addition, stocks that are considered to be value oriented may have lower growth potential than other securities. Moreover, the selection methodology for the Russell 2000® Value Index includes a significant bias against stocks with strong growth characteristics. Even if a value strategy with respect to the stocks included in the Russell 2000® Index would generally be successful, the manner in which the Russell 2000® Value Index implements its strategy may prove to be unsuccessful. The methodology of the Russell 2000® Value Index has set parameters to determine whether a stock should be considered a “value” stock. The Russell 2000® Value Index’s parameters may not effectively implement its value strategy, and there can be no assurance that it will select stocks that are value oriented, that the Russell 2000® Value Index’s methodology will not underperform any alternative implementation of such a strategy, or that the iShares® Russell 2000 Value ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria. Stocks that are considered to be value oriented may have lower growth potential than other securities, which may cause the price of the iShares® Russell 2000 Value ETF to decrease over the term of the notes. Accordingly, the investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also provide a return that is less than an investment linked to the Russell 2000® Index as a whole.

♦	The investment strategy represented by the iShares® S&P 500 Value ETF may not be successful — The iShares® S&P 500 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization U.S. equities that exhibit value characteristics, which is currently the S&P 500® Value Index. The S&P 500® Value Index is a float-adjusted market capitalization-weighted index that is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). The basic principle of a value investment strategy is to invest in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of such stocks will increase over time as the market recognizes and reflects those stocks’ “fair” market value. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. In addition, stocks that are considered to be value oriented may have lower growth potential than other securities. Moreover, the selection methodology for the S&P 500® Value Index includes a significant bias against stocks with strong growth characteristics. Even if a value strategy with respect to the stocks included in the S&P 500® Value Index would generally be successful, the manner in which the S&P 500® Value Index implements its strategy may prove to be unsuccessful. The methodology of the S&P 500® Value Index has set parameters to determine whether a stock should be considered a “value” stock. The S&P 500® Value Index’s parameters may not effectively implement its value strategy, and there can be no assurance that it will select stocks that are value oriented, that the S&P 500® Value Index’s methodology will not underperform any alternative implementation of such a strategy, or that the iShares® S&P 500 Value ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria. Stocks that are considered to be value oriented may have lower growth potential than other securities, which may cause the price of the iShares® S&P 500 Value ETF to decrease over the term of the notes. Accordingly, the investment strategy represented by the iShares® S&P 500 Value ETF may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also provide a return that is less than an investment linked to the iShares® S&P 500 Value ETF as a whole.

♦	Our offering of the notes is not a recommendation of either of the underlyings — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or the stocks that are held by the issuers of the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other of our affiliates’ activities may affect the prices of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing prices of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the prices of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	The notes may become linked to assets other than the original underlyings upon the occurrence of a reorganization event or upon the delisting of an underlying — For example, if an ETF enters into a merger agreement that provides for holders of the such underlying to receive shares of another entity, the shares of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if an underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of an underlying — Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks held by the ETFs and other financial instruments related to the underlyings or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlyings or the stocks held by the ETFs or in instruments linked to the underlyings or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETFs or the issuers of the stocks held by the ETFs, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the ETFs that may require a dilution adjustment or the delisting of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on any valuation date with respect to an underlying, determining whether to postpone the valuation date;

♦	determining the price of an underlying if the prices of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of an underlying if an underlying is delisted or an ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlyings may not completely track the performance of the indices underlying the ETFs or the net asset value per share of the ETFs — The ETFs do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the underlyings will reflect transaction costs and fees of the ETFs that are not included in the calculation of the indices underlying the ETFs. In addition, the ETFs may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the underlyings and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the underlyings and the indices underlying the ETFs. Finally, because the underlyings are traded on an exchange and are subject to market supply and investor demand, the market value of the underlyings may differ from the net asset value per share of the underlyings.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlyings and the liquidity of the underlyings may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlyings. As a result, under these circumstances, the market value of the underlyings may vary substantially from the net asset value per share of the underlyings. For all of the foregoing reasons, the performance of the underlyings may not correlate with the performance of the indices underlying the ETFs and/or the net asset value per share of the underlyings, which could materially and adversely affect the value of the notes in the secondary market and/or reduce one or more payments on the notes.

♦	Changes made by the investment advisers to the ETFs or by the sponsor of the indices underlying the ETFs may adversely affect the underlyings — We are not affiliated with the investment advisers to the ETFs or with the sponsors of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment advisers or sponsors may make to the ETFs or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the underlyings.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: 3 years, unless earlier automatically called

t	Hypothetical Initial Underlying Prices: For each Underlying, $100.00

t	Hypothetical Contingent Coupon Rate: 7.00% per annum (or 1.75% per quarter)

t	Hypothetical Quarterly Contingent Coupon Payment: $0.175 per quarter per note

t	Valuation Dates: Quarterly, automatically callable after approximately six months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Coupon Barriers: For each Underlying, $72.00 (which, with respect to each Underlying, is 72% of its hypothetical initial underlying price)

t	Hypothetical Downside Thresholds: For each Underlying, $72.00 (which, with respect to each Underlying, is 72% of its hypothetical initial underlying price)

*The hypothetical contingent coupon rate may not represent the actual contingent coupon rate. The actual contingent coupon rate is listed on the cover page of this pricing supplement. In addition, the examples below are based on the above hypothetical values and do not reflect the actual initial underlying prices, coupon barriers or downside thresholds of the underlyings. For the actual initial underlying price, coupon barrier and downside threshold of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying price, coupon barrier and downside threshold of each underlying, and not on the hypothetical values indicated below.

Example 1 — Notes are automatically called on the second valuation date.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® S&P 500 Value ETF	Shares of the iShares® Russell 2000 Value ETF
First Valuation Date	$90.00 (at or above coupon barrier)	$80.00 (at or above coupon barrier)*	$0.175 (contingent coupon — not callable)
Second Valuation Date	$120.00 (at or above coupon barrier and initial underlying price)*	$130.00 (at or above coupon barrier and initial underlying price)	$10.175 (settlement amount)
		Total Payment:	$10.35 (3.50% total return)

* Denotes least performing underlying for the applicable valuation date

The least performing underlying closes above its respective coupon barrier on the first valuation date and therefore a contingent coupon is paid on the first coupon payment date. On the second valuation date (which is approximately six months after the trade date and is the first valuation date on which the notes are subject to potential automatic call), the least performing underlying on the second valuation date closes above its respective initial underlying price, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $10.175 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.175 received in respect of the prior valuation date, you would have been paid a total of $10.35 per note for a 3.50% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlyings.

Example 2 — Notes are NOT automatically called and the final underlying price of the least performing underlying on the final valuation date is at or above its respective downside threshold.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® S&P 500 Value ETF	Shares of the iShares® Russell 2000 Value ETF
First Valuation Date	$75.00 (at or above coupon barrier)	$72.00 (at or above coupon barrier)*	$0.175 (contingent coupon — not callable)
Second Valuation Date	$85.00 (at or above coupon barrier but below initial underlying price)	$80.00 (at or above coupon barrier but below initial underlying price)*	$0.175 (contingent coupon — not called)
Third to Eleventh Valuation Dates	Various (all at or above coupon barrier; all below initial underlying price)	Various (all below coupon barrier and initial underlying price)*	$0.00 (not called)
Final Valuation Date	$110.00 (at or above downside threshold)	$90.00 (at or above downside threshold)*	$10.175
		Total Payment:	$10.525 (5.25% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on each of the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to eleventh valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes at or above its respective downside threshold. Therefore, at maturity, you would receive a total of $10.175 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of $0.35 received in respect of the prior valuation dates, you would have been paid a total of $10.525 per note for a 5.25% total return on the notes over three years.

Example 3 — Notes are NOT automatically called and the final underlying price of the least performing underlying on the final valuation date is below its respective downside threshold.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® S&P 500 Value ETF	Shares of the iShares® Russell 2000 Value ETF
First Valuation Date	$75.00 (at or above coupon barrier)	$60.00 (below coupon barrier)*	$0.00 (not callable)
Second Valuation Date	$65.00 (below coupon barrier and initial underlying price)*	$85.00 (at or above coupon barrier but below initial underlying price)	$0.00 (not called)
Third to Eleventh Valuation Dates	Various (all at or above coupon barrier; all below initial underlying price)	Various (all below coupon barrier and initial underlying price)*	$0.00 (not called)
Final Valuation Date	$80.00 (at or above downside threshold)	$30.00 (below downside threshold)*	$10.00 × [1 + underlying return of the least performing underlying on the final valuation date] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
		Total Payment:	$3.00 (-70.00% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each valuation date closes below its coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the least performing underlying on the final valuation date closes below its respective downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying on the final valuation date from the trade date to the final valuation date.

Shares of the iShares® S&P 500 Value ETF

The iShares® S&P 500 Value ETF is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the performance of the S&P 500® Value Index. The S&P 500® Value Index is a float-adjusted market capitalization-weighted index that is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). The iShares® S&P 500 Value ETF is a registered investment company. Information provided to or filed with the SEC by iShares® S&P 500 Value ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® S&P 500 Value ETF trades on the NYSE Arca under the ticker symbol “IVE.”

We have derived all disclosures contained in this pricing supplement regarding the iShares® S&P 500 Value ETF from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® S&P 500 Value ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the iShares® S&P 500 Value ETF from January 3, 2011 through September 16, 2021. The closing price of the iShares® S&P 500 Value ETF on September 16, 2021 was $149.16. The initial underlying price with respect to shares of the iShares® S&P 500 Value ETF will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the iShares® S&P 500 Value ETF has experienced significant fluctuations. The historical performance of the shares of the iShares® S&P 500 Value ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the iShares® S&P 500 Value ETF during the term of the notes. We cannot give you assurance that the performance of the shares of the iShares® S&P 500 Value ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the iShares® S&P 500 Value ETF will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® S&P 500 Value ETF.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/03/11	03/31/11	$64.37	$60.32	$0.28298
04/01/11	06/30/11	$64.88	$59.75	$0.30776
07/01/11	09/30/11	$63.24	$51.21	$0.34403
10/03/11	12/30/11	$59.17	$49.95	$0.39223
01/03/12	03/30/12	$65.53	$58.93	$0.33833
04/02/12	06/29/12	$65.35	$58.07	$0.32913
07/02/12	09/28/12	$67.49	$60.69	$0.00000
10/01/12	12/31/12	$67.81	$62.54	$0.88487
01/02/13	03/28/13	$74.16	$67.86	$0.00000
04/01/13	06/28/13	$78.71	$72.64	$0.37782
07/01/13	09/30/13	$81.26	$76.04	$0.87252
10/01/13	12/31/13	$85.46	$77.30	$0.49284
01/02/14	03/31/14	$86.90	$80.26	$0.46883
04/01/14	06/30/14	$91.32	$84.99	$0.46094
07/01/14	09/30/14	$92.59	$87.96	$0.50407
10/01/14	12/31/14	$95.40	$85.43	$0.56894
01/02/15	03/31/15	$95.17	$89.57	$0.54119
04/01/15	06/30/15	$95.84	$92.06	$0.49466
07/01/15	09/30/15	$94.36	$82.21	$0.00000
10/01/15	12/31/15	$91.81	$84.05	$1.12868
01/04/16	03/31/16	$90.74	$79.97	$0.54570
04/01/16	06/30/16	$93.97	$88.27	$0.53262
07/01/16	09/30/16	$96.61	$91.99	$0.58594
10/03/16	12/30/16	$103.30	$92.10	$0.62202
01/03/17	03/31/17	$107.43	$101.27	$0.55582
04/03/17	06/30/17	$106.34	$102.14	$0.58206
07/03/17	09/29/17	$108.03	$103.97	$0.65597
10/02/17	12/29/17	$114.78	$108.39	$0.62566
01/02/18	03/29/18	$121.11	$106.61	$0.64115
04/02/18	06/29/18	$113.19	$107.03	$0.00000
07/02/18	09/28/18	$118.53	$110.03	$0.71334
10/01/18	12/31/18	$116.80	$95.36	$1.42130
01/02/19	03/29/19	$114.40	$99.16	$0.64109
04/01/19	06/28/19	$117.48	$108.50	$0.64650

07/01/19	09/30/19	$120.88	$112.00	$0.71592
10/01/19	12/31/19	$130.26	$115.41	$0.73898
01/02/20	03/31/20	$131.79	$82.97	$0.82174
04/01/20	06/30/20	$119.67	$91.94	$0.62837
07/01/20	09/30/20	$118.22	$106.77	$0.79729
10/01/20	12/31/20	$128.18	$109.93	$0.78148
01/04/21	03/31/21	$142.40	$125.98	$0.68722
04/01/21	06/30/21	$151.25	$142.18	$0.53182
07/01/21	09/16/21*	$152.00	$143.75	$0.00000
*As of the date of this pricing supplement, available information for the third calendar quarter of 2021 includes data for the period from July 1, 2021 through September 16, 2021. Accordingly, the “Quarterly High,” “Quarterly Low” and “Dividends” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2021.

The graph below illustrates the performance of the shares of the iShares® S&P 500 Value ETF from January 3, 2011 through September 16, 2021. The closing price of the shares of the iShares® S&P 500 Value ETF on September 16, 2021 was $149.16. We obtained the closing prices of the shares of the iShares® S&P 500 Value ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the iShares® S&P 500 Value ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the iShares® S&P 500 Value ETF. We cannot give you assurance that the performance of the shares of the iShares® S&P 500 Value ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Shares of the iShares® Russell 2000 Value ETF

The iShares® Russell 2000 Value ETF is an exchange-traded fund that seeks to provide investment results, before expenses, that generally correspond to the performance of the Russell 2000® Value Index. The Russell 2000® Value Index measures the performance of equity securities of issuers included in the Russell 2000® Index (which is designed to track the small-capitalization sector of the U.S. equity market) with lower price-to-book ratios and lower forecasted growth relative to all issuers included in the Russell 2000® Index. The iShares® Russell 2000 Value ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment advisor to the iShares® Russell 2000 Value ETF. iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Value ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Russell 2000 Value ETF trades on the NYSE Arca under the ticker symbol “IWN.”

We have derived all disclosures contained in this pricing supplement regarding the iShares® Russell 2000 Value ETF from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Russell 2000 Value ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the iShares® Russell 2000 Value ETF from January 3, 2011 through September 16, 2021. The closing price of the iShares® Russell 2000 Value ETF on September 16, 2021 was $160.44. The initial underlying price with respect to shares of the iShares® Russell 2000 Value ETF will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the iShares® Russell 2000 Value ETF has experienced significant fluctuations. The historical performance of the shares of the iShares® Russell 2000 Value ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the iShares® Russell 2000 Value ETF during the term of the notes. We cannot give you assurance that the performance of the shares of the iShares® Russell 2000 Value ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the iShares® Russell 2000 Value ETF will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® Russell 2000 Value ETF.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/03/11	03/31/11	$75.38	$70.35	$0.24601
04/01/11	06/30/11	$76.55	$69.46	$0.00000
07/01/11	09/30/11	$75.49	$57.03	$0.65610
10/03/11	12/30/11	$67.49	$54.18	$0.42939
01/03/12	03/30/12	$74.16	$66.57	$0.30016
04/02/12	06/29/12	$73.94	$65.41	$0.00000
07/02/12	09/28/12	$76.87	$67.88	$0.81516
10/01/12	12/31/12	$75.88	$68.41	$0.77514
01/02/13	03/28/13	$84.46	$77.68	$0.00000
04/01/13	06/28/13	$88.13	$79.82	$0.30708
07/01/13	09/30/13	$92.43	$86.48	$0.81756
10/01/13	12/31/13	$99.50	$89.74	$0.63688
01/02/14	03/31/14	$102.18	$92.86	$0.36396
04/01/14	06/30/14	$103.26	$95.91	$0.00000
07/01/14	09/30/14	$104.27	$93.56	$0.89276
10/01/14	12/31/14	$102.97	$90.55	$0.65711
01/02/15	03/31/15	$104.36	$97.35	$0.42090
04/01/15	06/30/15	$105.29	$100.57	$0.00000
07/01/15	09/30/15	$102.30	$88.95	$0.56267
10/01/15	12/31/15	$98.46	$89.90	$0.99141
01/04/16	03/31/16	$93.21	$80.25	$0.39718
04/01/16	06/30/16	$99.66	$90.58	$0.00000
07/01/16	09/30/16	$105.91	$95.97	$0.94079
10/03/16	12/30/16	$121.97	$98.87	$0.73466
01/03/17	03/31/17	$122.02	$114.69	$0.41700
04/03/17	06/30/17	$121.11	$114.21	$0.00000
07/03/17	09/29/17	$124.12	$112.81	$1.00501
10/02/17	12/29/17	$128.04	$121.05	$0.81410
01/02/18	03/29/18	$130.86	$118.48	$0.41489
04/02/18	06/29/18	$135.64	$119.36	$0.00000
07/02/18	09/28/18	$137.10	$132.46	$0.62993
10/01/18	12/31/18	$131.92	$102.04	$1.09441

01/02/19	03/29/19	$125.80	$107.18	$0.51695
04/01/19	06/28/19	$126.06	$114.14	$0.58420
07/01/19	09/30/19	$123.96	$110.84	$0.57204
10/01/19	12/31/19	$129.00	$115.48	$0.79763
01/02/20	03/31/20	$129.50	$71.79	$0.45049
04/01/20	06/30/20	$109.12	$74.44	$0.43340
07/01/20	09/30/20	$108.28	$91.58	$0.57741
10/01/20	12/31/20	$132.30	$100.90	$0.65179
01/04/21	03/31/21	$169.53	$130.00	$0.39149
04/01/21	06/30/21	$173.97	$156.91	$0.38964
07/01/21	09/16/21*	$167.43	$152.99	$0.00000
*As of the date of this pricing supplement, available information for the third calendar quarter of 2021 includes data for the period from July 1, 2021 through September 16, 2021. Accordingly, the “Quarterly High,” “Quarterly Low” and “Dividends” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2021.

The graph below illustrates the performance of the shares of the iShares® Russell 2000 Value ETF from January 3, 2011 through September 16, 2021. The closing price of the shares of the iShares® Russell 2000 Value ETF on September 16, 2021 was $160.44. We obtained the closing prices of the shares of the iShares® Russell 2000 Value ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the iShares® Russell 2000 Value ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the iShares® Russell 2000 Value ETF. We cannot give you assurance that the performance of the shares of the iShares® Russell 2000 Value ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of shares of the iShares® S&P 500 Value ETF and shares of the iShares® Russell 2000 Value ETF from January 3, 2011 through September 16, 2021, based on the daily closing prices of the underlyings. For comparison purposes, each underlying has been normalized to have a closing price of $100.00 on January 3, 2011 by dividing the closing price of that underlying on each day by the closing price of that underlying on January 3, 2011 and multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing prices of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlying. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or both of the underlyings might close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively, as both of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.15 for each note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.85 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.15 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing prices of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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